CODE OF ETHICS

WILLIAM BLAIR FUNDS

WILLIAM BLAIR INVESTMENT MANAGEMENT, LLC

AND

WILLIAM BLAIR & COMPANY, L.L.C.

     The objective of William Blair Investment Management, LLC and William Blair & Company, L.L.C.’s Investment Management Department as the investment adviser to individual and institutional clients, including the William Blair Funds, and as a sub-adviser to other registered investment companies (together with the William Blair Funds, individually, a “Fund” and collectively, the “Funds”), and of William Blair & Company, L.L.C. as the principal underwriter and distributor of the Funds (collectively “William Blair”), is to provide the highest level of professional conduct and service to these clients and Funds. One of the most important requirements that William Blair’s goal of professional service imposes is that all transactions for the Funds and other clients of William Blair have priority over the personal transactions of those individuals involved with the Funds and their operations and other clients of William Blair.

     William Blair recognizes that, as a fiduciary to its clients, it owes a duty to all of its clients to avoid conflicts of interest and act solely in the best interests of its clients. Accordingly, each principal and officer (or other person occupying a similar status or performing similar functions), and employee of William Blair, and any other person who provides advice on behalf of William Blair and is subject to William Blair’s supervision and control (each, a “supervised person”), is required to comply will all applicable federal securities laws.

     Consequently, it is imperative that any information that any person obtains regarding the Funds’ and other clients’ investment plans be held in strictest confidence, and never be used to the advantage of anyone but the Funds and the other clients, respectively. This obligation to avoid personal advantage from such information extends to all of the Funds’ officers and trustees, as well as to all of William Blair’s principals and employees. In carrying out their obligation to monitor the Funds’ pursuit of their respective investment objectives, the Funds’ respective trustees may, on occasion, acquire “inside” information regarding the Funds’ portfolio transactions. Any such knowledge would impose upon the Funds’ trustees the obligation to avoid personal use of such information.

     This Code of Ethics is applicable to William Blair Funds and to William Blair with regard to its activities for all of its investment management clients, including the Funds and William Blair & Company, L.L.C. as the principal underwriter and distributor of the Funds. William Blair will provide each supervised person with a copy of this Code of Ethics and any amendments thereto. Each supervised person will provide a written acknowledgement of their receipt and review of the Code of Ethics and any amendments to William Blair’s Chief Compliance Officer (the “CCO”). Each supervised person will promptly report any known violations of the Code of Ethics to the CCO.

1. Definitions.

a.	The “President” is the President of William Blair Funds.
b.	An “Access Person” means:
	i.	Each principal and officer of William Blair(or other person occupying a similar status or performing similar functions);
	ii.	Any supervised person of William Blair (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or (ii) is involved in securities recommendations to clients or who has access to nonpublic recommendations.
	iii.	An officer or trustee of the William Blair Funds who is an “interested person” of the William Blair Funds as defined in Section 2(a)(19) of the Investment Company Act of 1940;
	iv.	A principal, an officer (or other person occupying a similar status or performing similar functions), or employee of the William Blair Funds or William Blair (or of any company in a control relationship to the William Blair Funds or William Blair) (other than an Independent Trustee) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
	v.	A natural person in a control relationship to the William Blair Funds or William Blair (other than an Independent Trustee) who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund.

     For purposes of this Code, an account which is managed by William Blair or any of its affiliates, which is not a registered investment company and in which Access Persons or other principals of William Blair hold interests (“Private Fund Account”) will not be deemed an Access Person hereunder if the aggregate beneficial ownership of all Access Persons and principals of William Blair in such Private Fund Account represents less than 10% of the total interests in the Private Fund Account. c. An “Independent Trustee” is any trustee of William Blair Funds who is not an “interested person” of the Fund as defined in Section 2(a) (19) of the Investment Company Act of 1940.

d.	A person does not become an Access Person simply by virtue of the following:
	i.	normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about nonpublic recommendations or trading; or

ii.	a single instance of obtaining knowledge of nonpublic recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

e. A Covered Security is “being purchased or sold” by a Fund from the time when the person or persons with the authority to make investment decisions for the Fund decides to purchase or sell a specified amount of the Covered Security within a specified price range until the earlier of the time when the sale or purchase has been completed or the time when the price range is first exceeded.

f. A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

g. The “beneficial ownership” of a Covered Security shall be determined hereunder in the same manner as under Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the person has or acquires. Specifically, a person will be regarded as having beneficial ownership of (i) any Covered Security, title to which can vest or revest in that person, (ii) any Covered Security held in another’s name, if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains therefrom benefits substantially equivalent to those of ownership, and (iii) any Covered Security owned by (A) the person’s spouse or minor children, (B) a trust of which the person, or the person’s spouse or minor children, is or are named (individually or by class) as beneficiaries and have a present beneficial interest, or (C) relatives of the person who share the person’s home.

h. “Control” shall have the same meaning as that set forth in Section 2(a) (9) of the
Investment Company Act of 1940.

i. The term “purchase or sale of a Covered Security” includes, inter alia, the buying or writing of an option to purchase or sell a Covered Security and any security convertible into or exchangeable for such Covered Security.

j. The term “Covered Security” shall mean a “security” as that term is defined in
Section 2(a)(36) of the Investment Company Act of 1940, as well as futures and commodities, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank and savings and loan association accounts, high quality short-term debt instruments (including repurchase agreements), certificates of deposit, commercial paper, or shares of registered open-end investment companies. However, for Access Persons the term
“Covered Security” shall also mean shares of a Fund.

k.	A “Securities Account” is any account that holds or can hold a Covered Security.
l.	A person will “indirectly” effect a transaction if, but only if the person knowingly causes or influences another person to effect the transaction.

m. The “Supervisory Committee” shall consist of the President, the department manager of William Blair Investment Management, LLC and the CCO and such other persons as are designated by the President, the department manager of William Blair Investment
Management, LLC and the CCO.

n. “Initial Public Offering” means an offering of securities registered under the
Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

o. “Limited Offering” means an offering that is exempt from registration under the
Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

p. “Portfolio management team” includes the portfolio manager(s) with investment management responsibilities for specific clients, as well as any dedicated analyst(s) and portfolio assistant(s) who support such portfolio manager(s).

q. “Compliance Department” means William Blair Investment Management, LLC’s
Compliance Department.

2. Exempted Transactions.

The prohibitions and reporting requirements of Sections 3, 4 and 5 of this Code do not apply to the following items:

a. Transactions effected or securities held in any account over which a person has no direct or indirect influence or control.

b. Transactions effected pursuant to an automatic investment plan.1

3. Prohibitions.

a. Except as provided in Section 2 of this Code, no Access Person may purchase or sell, directly or indirectly, a Covered Security in which such Person has, or by reason of such transaction acquires or sells, any beneficial ownership, if the Person knew or reasonably should have known at the time of such purchase or sale that the security was being purchased or sold by a Fund or other client2, or was being considered for such purchase or sale.

b. No Access Person may disclose to any person any non-public information regarding transactions in any Covered Security being purchased or sold by a Fund or other client, or being considered for such purchase or sale. This prohibition does not apply to disclosures among such Persons in connection with their performance of duties for a Fund or other client.

1 However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not exempt (i.e., it must be pre-cleared and reported).

2 The definition of “client” shall not include participants in a wrap fee program or manager selection program for the purposes of the prohibitions set forth in Sections 3.a, 3.e and 3.g of this Code.

c. The purchase and sale, or the sale and purchase, by an Access Person of the same
Covered Security (other than a Fund) within thirty (30) calendar days and at a net profit is prohibited. This prohibition applies without regard to tax lot considerations3. Involuntary calls of an option written by an Access Person are excluded; however, purchases and sales of options occurring within 30 days resulting in profits are prohibited. Profits from trading within any 30-
day period will require disgorgement. For purposes of counting the 30 days, multiple transactions in the same Covered Security will be counted in such a manner as to produce the shortest time period between transactions. This prohibition includes short sales. Sales at original purchase price or at a loss are not prohibited. All other exceptions require advance written approval from the CCO (or designee). Access Persons are responsible for ensuring that the 30-
day rule is observed when preclearance requests are made.

d. Purchases of the Funds, other than the William Blair Ready Reserves Fund and the William Blair fixed income Funds, are required to be held by Access Persons at least sixty
(60) calendar days.4 This prohibition applies without regard to tax lot considerations and without regard to profitability. Profits from any sale before the 60-day period expires will require disgorgement. Any applicable redemption fees will also apply. Any exceptions require advance written approval from the CCO (or designee).

e. No Access Person may trade in a Covered Security (other than a Fund) if a client order for that security is open except where an open client limit order is away from the current market price at the time the Access Person’s order is received.

f. No Access Person may trade a Covered Security (other than a Fund) for two (2)
business days from the time William Blair initiates coverage or changes a rating of a Covered
Security, or otherwise has a Covered Security under review. If the announcement of the initiation of coverage, rating change or other review of a Covered Security occurs after the opening of the market on a given day, the security will be restricted for the remainder of that trading day plus the following 2 business days.

g. No Access Person who is a member of a portfolio management team may trade in a Covered Security within 7 calendar days prior to any of the advisory or discretionary clients of that portfolio management team in that same security. Further, no member of that portfolio management team may trade a Covered Security in the opposite direction of a client within two
(2) business days after any of the clients of that portfolio management team. However, unless restricted by other sections of this Code of Ethics, a trade by the portfolio management team may immediately follow the client trade so long as the portfolio management team trade is consistent with the client trade (i.e. the trades for both the client and the member of the portfolio management team are both buys or both sells).

h. No Access Person may accept or give any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of a Fund or other client. For purposes of this Code, de minimus is defined, as reasonable and customary business entertainment, such as lunch, dinner or tickets to sporting or cultural events, but does not include

[3]	Multiple purchases (or short sales) within the preceding 30 days will be averaged to determine if there is a profit
[4]	Purchases of the Funds made pursuant to an automatic investment plan are also exempt.

trips or similar activities. Any solicitation of gifts or entertainment is unprofessional and is strictly prohibited.

i. No Access Person may personally or beneficially acquire for his or her account any security in an Initial Public Offering.

j. No Access Person may personally or beneficially acquire any security described by an underwriter as a “hot issue” public offering or “new issue”.

k. No Access Person may purchase any security offered in a Limited Offering without prior approval from the Compliance Department. Consideration will take into account whether or not the investment opportunity should be reserved for a Fund.

l. No Access Person may purchase foreign Covered Securities without prior approval from the Supervisory Committee. This restriction does not apply to Access Persons residing abroad so long as all other restrictions and reporting requirements set forth herein are followed.

m. No Access Person may serve on Boards of Directors of publicly traded companies without prior authorization from the Supervisory Committee, which would base its determination upon whether the board service would be consistent with the interests of William Blair or the
Funds.

n. Notwithstanding the prohibitions set forth above in Sections 3.e, 3.f and 3.g, preclearance requests for transactions in individual securities contained in the Standard & Poor’s
500 Index, not to exceed 500 shares, will be approved unless they conflict with the 30-day short-
term profit restriction in Section 3.c.

4. Reporting.

a. Except as provided in Section 2 of the Code, each Access Person must report to the Supervisory Committee (or to such person as the Supervisory Committee may designate from time to time) the information described in Section 4.c of this Code with respect to any transaction in which the Access Person has, or by reason of such transaction acquires, any beneficial ownership.

b. Except as provided in Section 2 of this Code, each Independent Trustee must report to the Supervisory Committee the information described in Section 4.c of this Code with respect to any transaction of which the Independent Trustee is aware in a Covered Security in which the Independent Trustee has, or by reason of such transaction acquires, any beneficial ownership if such Independent Trustee at the time of the transaction knew, or in the ordinary course of fulfilling the Independent Trustee’s official duties as a trustee of the Fund should have known, that, during the fifteen-day period immediately preceding or after the date of the transaction, the security was purchased or sold by a Fund, or was being considered for such purchase or sale.

c. Every such required report must be made no later than thirty days after the end of the calendar quarter in which the transaction with respect to which the report relates is effected and must contain the following information:

i.	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date and number of shares, and the principal amount of each Covered Security involved;
ii.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.	the price at which the transaction was effected;
iv.	the name of the broker, dealer, bank or other party with or through whom the transaction was effected; and
v.	the date of the report.

d. Each Access Person shall arrange to have duplicate brokerage statements and confirmations for each account in which the Access Person has beneficial ownership sent directly to the Compliance Department and such other person(s) as may be designated by the
Supervisory Committee from time to time. If a confirmation for the reporting Access Person’s transaction includes the required information, the form of report under 4.c may be a copy of the confirmation involved.

e. Each Access Person will, no later than 30 days after the end of a calendar quarter, provide to the Supervisory Committee (or to such person as the Supervisory Committee may designate from time to time) a report with respect to accounts established with any broker during the quarter in which the Access Person has beneficial ownership. Such report will contain the name in which the account is maintained, the name of the broker, dealer or bank where the account was established, the date the account was established and the date the report is submitted.

f. Access Persons who have obtained prior authorization to acquire securities in a
Limited Offering, or who otherwise hold securities previously acquired in a Limited Offering, are required to disclose that investment in any subsequent consideration of a Fund of an investment in the private placement issuer.

g. Each Access Person shall provide the Supervisory Committee with a schedule of all personal securities holdings upon commencement of employment (or upon becoming an
Access Person) and annually thereafter. The initial report shall be made within 10 calendar days after commencement of employment (or upon becoming an Access Person) and shall include the following information (which information must be current as of a date no more than 45 days before the date the person becomes an Access Person). Annually thereafter, the report shall include the following information as of a date no more than 45 days prior to the date the report was submitted.

i.	the title, and as applicable the exchange ticker symbol or CUSIP numbers, number of shares and principal amount of each Covered Security in which such Access Person has any direct or indirect beneficial ownership;
ii.	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of such Person, the name in which the account is maintained and the number of the account (or if no such account is maintained, a statement to that effect); and
iii.	the date the report is submitted by the Access Person.

Annual reports shall be submitted within ten calendar days after the last day of each calendar year. Unless otherwise required by the Supervisory Committee, this obligation may be fulfilled by providing the Supervisory Committee with a copy of such Access Person’s brokerage account statements, provided that (1) such statements contain in the aggregate all of the information called for above and (2) that such Access Person indicates that he or she has reviewed the statements for accuracy and completeness by signing the copy of each statement submitted to the Supervisory Committee.

h. Any report made pursuant to this Section 4 may contain a statement that the report may not be construed as an admission by the Access Person making the report that the Access
Person has any beneficial ownership interest in the Covered Security to which the report relates.

i. The CCO shall establish procedures to enforce this Code of Ethics and shall designate one or more persons who shall be responsible for reviewing the transaction and holding reports made pursuant to this Section 4. No member of the Compliance Department shall review his own reports and such reports shall be reviewed by a compliance or management person who is senior to such person.

5. Maintenance of Securities Accounts and Preclearance of Personal Securities Transactions.

a. All Securities Accounts in which an Access Person has beneficial ownership must be maintained at William Blair or another brokerage firm approved by the Compliance
Department. Under limited circumstances, the Compliance Department may grant exceptions to this requirement upon written request from the Access Person. Any such request must be in writing and shall set forth in reasonable detail the facts and circumstances to support the request.

b. All Access Persons must ‘preclear’ their personal purchases or sales of Covered
Securities (other than Funds) prior to their execution with the person or persons designated by the Supervisory Committee to perform the preclearance function.5 All preclearance requests must be made between 9:00 a.m. (Central time) and the close of regular trading hours of the New

5 The Supervisory Committee currently has designated the CCO and the other members of the Compliance
Department to pre-approve all transactions by Access Persons. Access persons are currently required to submit their preclearance requests, as well as the reports described in Section 4, via the Compliance 11 automated compliance monitoring system. The CCO, the other members of the Compliance Department and such other persons as may be designated by the CCO shall be responsible for administering Compliance11.

York Stock Exchange (which is generally 3:00 p.m. Central time) on each day when the
Exchange is open. If authorization is granted, it is effective until the earlier of: (1) its revocation;
or (2) the close of business of the same trading day that the authorization is granted. If the order for the transaction is not executed within that period, a new advance authorization must be obtained before the transaction is placed.

c. Access Persons shall execute all transactions in Covered Securities subject to the reporting requirements of Section 4.a for an account in which the person has beneficial ownership through William Blair or another brokerage firm approved by the Compliance
Department, unless an exemption is obtained from the Compliance Department.

6. Violations.

Upon discovering a violation of this Code, William Blair shall impose the penalties described below upon Access Persons who are officers, principals or employees of William Blair. William
Blair shall inform the Fund’s Board of Trustees of any discovered violations by members of the
Fund’s Board of Trustees, and the Board of Trustees shall have the authority and power to discipline its members for such violations.

Penalties against William Blair personnel will be assessed according to the following penalty chart.

Minor Offenses :
First minor offense – Verbal warning;
Second minor offense – Written notice;
Third minor offense – $1,000 fine to be donated to charity.[6]
offenses include (but are not limited to) the following: failure or late of quarterly transaction reports and other certifications, and pre-clearance request dates versus actual trade dates.
Substantive Offenses:
First substantive offense – Written notice (in addition to disgorgement of profits);
Second substantive offense - $1,000 fine (in addition to disgorgement of profits) to be donated to charity;
Third substantive offense – $2,500 fine (in addition to disgorgement of profits) to be donated to charity.
offenses include (but are not limited to) the following: violations the prohibitions described in Section 3 above, including but not limited to unauthorized purchase/sale of restricted investments, material violations of

6 All fines will be made payable to the “United Way” or the Access Person’s other charity of choice (reasonably acceptable to William Blair) and turned over to William Blair, which in turn will mail the donation check on behalf of the Access Person.

  trading blackouts, failure to request trade pre-clearance, and violations of the short-term trading prohibitions.
  Serious Offenses
  Trading with insider information and/or “front running” a client is considered a “serious offense”. William Blair will take appropriate steps, which may include suspension or termination of employment. The Fund’s board of trustees will be informed immediately of any serious offense.

     If a Minor or Substantive offense occurs two or more years after a prior such offense, it will be considered a first offense unless determined otherwise by the Supervisory Committee. William Blair may deviate from the penalties listed above where the Supervisory Committee determines that a more or less severe penalty is appropriate based on the specific circumstances of that situation. For instance, repeated minor or substantive offenses may result in suspension or termination.

7. Miscellaneous.

a. No knowledge or information regarding a Fund’s portfolio transactions will be imputed to an Independent Trustee by reason of a meeting of the Board of Trustees if the trustee did not attend the portion of the meeting at which the information was discussed.

b. No report is required under Section 4.c of this Code to the extent that the information therein would duplicate information recorded under subsections 12 or 13 of Rule
204-2(a) under the Investment Advisers Act of 1940, provided that such information shall be provided automatically to the Supervisory Committee.

c. Covered Securities, and transactions in Covered Securities, may be exempted
(individually or by class) from Section 3.a hereof by the Supervisory Committee on a finding that the purchase or sale involved is only remotely potentially harmful to the Fund or other client because, e.g., the purchase or sale would be very unlikely to affect a highly institutional market.
The Supervisory Committee may also exempt the sale of a Covered Security by an Access
Person under unusual circumstances, such as a personal financial emergency, which shall be reported to the Board of Trustees of the Fund as part of the annual report on the Code of Ethics.

d. The fact that a Covered Security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the Covered Security is under consideration for purchase or sale. For purposes hereof, it shall not be considered that any
Access Person knew or should have known, that a Covered Security was under consideration for purchase or sale, or that the Covered Security had been purchased or sold, solely on the basis of receipt of a research report thereon.

e. No Covered Security purchase or sale by an Access Person will prevent the
President (or other person controlling investments) from purchasing or selling the Covered
Security for a Fund or other client.

f. William Blair and the Funds shall submit this Code to the Board ofTrustees of the
Funds for approval within the time frames required by Rule 17j- 1 of the Investment Company
Act of 1940. Any material changes to this Code shall be submitted to such Board within six months of such change.

g. On an annual basis, William Blair and the Funds shall provide a written report that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; and identifies any recommended changes in restrictions or procedures based upon the companies’ experience under this Code, evolving industry practices, or developments in applicable law or regulations. Such report must include any certification required by Rule 17j-l.

h. William Blair shall maintain all records required to be kept under Rule 17j-l and
Rule 204-2 on its own behalf and on behalf of the Funds.

AMENDED: May 9, 2007, February 18, 2010, April 29, 2014 and July 1, 2015

CONFIDENTIAL
Internal Use Only

CMP_v1 (Amended: December 2014)

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WHEN WILLIAM BLAIR IS AN INSIDER

William Blair may be deemed an insider when it comes into possession of inside information through its various activities such as investment banking and research. Research analysts may become insiders upon receiving inside information from a company officer, director or employee. In addition, the intention to update or downgrade a research recommendation might be material information and should not be disclosed, prior to public dissemination, to anyone outside the Research Department (and in some instances to some within the Research Department) unless there is a need to know the information.

William Blair will remain an insider as long as it has inside information, regardless whether the prospective banking client decides to engage another investment banking firm or whether William Blair declines to accept the proposed engagement.

REGULATION FD (FAIR DISCLOSURE)

SEC Regulation FD governs the release by public companies of information that may reasonably be expected to affect the market price of securities issued by the public company. While obligations under the Regulation fall primarily on public companies, it is equally important for employees of William Blair to be aware of the requirements and to act appropriately if an employee becomes privy to inside information about the company.

The goal of the Regulation is to create a "level playing field" so that the dissemination of information that is reasonably likely to affect the market price of a security is released simultaneously to all investors. In general, the issuer, its executive officers, directors, investor relations personnel or other employees with similar duties are prohibited from selectively disclosing material, nonpublic information to securities analysts, to other securities professionals, or to a shareholder when it is foreseeable that a recipient of such information will trade on the information. The Regulation requires action by the issuer if there is intentional or unintentional selective disclosure of such information.

Employees must not expect or seek to obtain, other than in the normal course of confidential investment banking activities, material non-public information from issuers and their employees.

GUIDELINES

Treatment of customer information. William Blair considers confidential all information concerning its customers including, by way of example, their financial condition, prospects, plans and proposals. The fact that we have been engaged by a company as well as the details of that engagement are also confidential. William Blair's reputation is one of its most important assets. The misuse of customer information can damage that reputation as well as customer relationships.

What to do if you learn inside information. It is not illegal to learn inside information. William Blair learns material non-public information from its customers and is permitted to use that information in a lawful manner to advise and assist them. It is, however, illegal for you to trade on such information or to pass it on to others who have no legitimate business reason for receiving such information.

If you believe you have learned inside information, other than in the ordinary course of business (such as investment bankers who learn inside information when working on an engagement), contact your Compliance representative immediately so that we may address the insider trading issues and preserve the integrity of William Blair's activities. Do not trade on the information or discuss the possible inside information with any other person at William Blair. If you become aware of a breach of these policies or of a leak of inside information, advise your Compliance representative immediately.

Investigations of trading activities. On a daily basis, the Exchanges, FINRA and the SEC request information from William Blair concerning trading in specific securities. Requests for information you receive should be referred directly to Compliance. You may be asked to sign a sworn affidavit that, at the time of such trading, you did not have any inside information about the securities in question. Your employment may be terminated if you refuse to sign such an affidavit. William Blair may submit these affidavits to the Exchanges, FINRA or SEC.

CONFIDENTIAL
Internal Use Only

CMP_v1 (Amended: December 2014)

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CONFIDENTIAL
Internal Use Only

CMP_v1 (Amended: December 2014)

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CONFIDENTIAL
Internal Use Only

CMP_v1 (Amended: December 2014)

WILLIAM BLAIR INVESTMENT MANAGEMENT, LLC

GIFTS & ENTERTAINMENT POLICIES & PROCEDURES

I. General Principle

During the regular course of business, principals and employees of William Blair Investment Management, LLC (“WBIM”) may occasionally engage in the giving and/or receiving of gifts and entertainment. The purpose of such entertainment and gifts is a common business practice to create goodwill and sound working relationships. However, principals and employees should never give nor receive gifts and entertainment for the purpose of gaining an advantage or as reciprocation for favors related to business activities. Therefore, WBIM has adopted these Policies and Procedures, which apply to all Access Persons under the WBIM Code of Ethics.

II. Policies and Procedures

Gifts. On occasion, because of an Access Person’s position with WBIM, the Access Person may be offered, or may receive, gifts from Clients1, Securities Firms2, vendors or other persons not affiliated with WBIM. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer (“CCO”). Gifts with an aggregate value that does not exceed $100 per calendar year may be accepted from any one single giver.

Likewise, Access Persons may not give any gift(s) with a value in excess of $100 per year to any Client, Securities Firm or vendor. Gifts must be aggregated per person. For example, if two Access Persons each provide a gift to the same Client, the value of the two gifts must be aggregated.

In order to calculate the value of each gift, the greater of the retail value or current market value will be used.

Prohibited Gifts. The giving or receiving of any gifts to or from any one person with an aggregate value exceeding $100 is strictly prohibited. Access Persons receiving such gifts should refuse or return it. If it would be inappropriate to refuse or return a gift, the Access Person may, alternatively, donate the gift to an appropriate charitable organization.

Exceptions. Promotional items of a de minimis value (e.g., logo merchandise, pens, and mugs) with a value that does not exceed $25 may be given or accepted and are not subject to the reporting requirements described below. Further, the CCO may, from time to time, identify certain items that may be excluded from reporting, such as the receipt of food items shared with other members of the firm and consumed on the firm’s premises.

Entertainment. Customary business lunches, dinners and entertainment at which both the Access Person and the giver are present (e.g., sporting or cultural events) may be accepted from Clients, Securities Firms or vendors so long as participation in such entertainment is neither so frequent nor so extravagant as to raise any question of propriety.

1 For purposes of these Policies and Procedures, “Client” or “Clients” shall include client(s) or prospective client(s) of William Blair, or such persons’ employees, agents or representatives (e.g. consultants, attorneys, accountants, etc.).

2 For purposes of these Policies and Procedures, “Securities Firm” or “Securities Firms” shall include broker-dealers, investment management firms, custodians, transfer agents, investment research providers, securities exchanges and alternative trading networks, or any person associated with such entities.

Access Persons may provide reasonable entertainment to Clients, Securities Firms or vendors provided that both the Access Person and the recipient are present and there is a business purpose for the entertainment.

Note: If the host is not present, then the meal or entertainment (theater, sporting event, etc.) must be considered to be a gift and will be subject to the gift limits discussed above. For example, if an Access Person gives tickets to a client and the Access Person does not attend the event, it is considered a gift. The same rule applies if an Access Person receives the tickets from a vendor and the vendor does not attend the event.

Exceptions. Meals and beverages provided during in-office meetings with Clients, Securities Firms or vendors, or meals and beverages generally made available in connection with a business conference, are acceptable and are not subject to the reporting requirements described below. The CCO may, from time to time, identify additional items that may be excluded from reporting.

It is the Access Person’s responsibility to exercise good judgment when accepting or giving gifts and entertainment. If there is any doubt about the appropriateness of a particular gift or entertainment, Access Persons should consult the CCO.

ERISA and Public Fund Clients. Access Persons are prohibited from providing gifts to, or receiving gifts from, any fiduciary with respect to a Client that is subject to the Employee Retirement Income Security Act of 1974, as amended. Also, state and local laws often prohibit or restrict gifts and entertainment to public fund officials and Access Persons must adhere to such restrictions. Additionally, the Department of Labor requires gifts and entertainment in excess of $250 per year to Taft-Hartley officials to be reported on an annual basis. Before exceeding this amount with respect to Taft-Hartley officials, Access Persons must consult the CCO.

Client Gift and Business Entertainment Policies. Clients may have internal policies relating to gifts or entertainment. If a Client has notified WBIM of its gift or entertainment policy, then Access Persons must consider that gift or entertainment policy in providing gifts or entertainment to that Client. Further, when conducting business in other countries, an Access Person must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments.

Solicitation of Gifts or Entertainment. Any solicitation of gifts or entertainment is unprofessional and is strictly prohibited. Any gift or entertainment given or received as an inducement to or reward for any particular business decision is also prohibited.

Reporting Requirements and Procedures. Access Persons are required to report any gifts or entertainment they receive or provide within 30 days3 of the event. Reporting is done by submitting a disclosure form via the Compliance11 system or via other forms as may be permitted from time to time by IM Compliance. Access Persons will be required to certify annually that they have accurately reported any and all gifts and entertainment they have received and/or provided.

3 There may be circumstances in which meeting this deadline may not be practical due to, for example, business travel. In such circumstances, the Access Person is expected to provide any required report as soon as he or she is reasonably able to do so.

III. Administration and Review

WBIM’s CCO is responsible for administering these policies and procedures.

On an annual basis and at such other times as the CCO deems appropriate, the CCO will review (or oversee the review of) these policies and procedures for (i) their adequacy and (ii) the effectiveness of their implementation. Events that might trigger off-anniversary reviews include (i) significant compliance events, (ii) material changes in business arrangements, and (iii) relevant regulatory developments.

Adopted: December 5, 2014

William Blair Investment Management, LLC

Political Contributions Policies and Procedures

I. Introduction.

Pursuant to the Federal securities laws as well various state and local rules and regulations, William Blair Investment Management, LLC in its capacity as a registered investment adviser (“WBIM”), and certain of its principals and employees (“Covered Associates”) are restricted in making political contributions to certain candidates or elected Officials of a Government Entity (as defined below), as well as certain other related activities. These policies and procedures set forth the applicable rules and guidelines for political contributions by Covered Associates.

II. Definitions.

“Contribution” means a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. This includes amounts given to individual political candidates as well as certain political action committees and other similar organizations. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (i) any WBIM principal or executive officer, or other individual with a similar status or function; (ii) any WBIM employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by WBIM or by any of its Covered Associates. For purposes of this Policy, all Access Persons as defined in the WBIM Code of Ethics constitute Covered Associates.

“Government Entity” means all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans.

“Official of a Government Entity” means an incumbent, candidate or successful candidate for elective office of a Government Entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser.

III. Policies and Procedures.

General Policy. Covered Associates may not make political contributions for the purpose of seeking to obtain or retain business with Governmental Entities. While this policy is not intended to infringe on or restrict the political or civil rights of any WBIM employee, political contributions by such persons can easily be misconstrued as an attempt to curry favor, particularly if the contribution is made to a political candidate: (i) for whom the WBIM employee cannot vote; or (ii) who does not reside in or represent a district where a WBIM office is located. Therefore, WBIM has adopted these Policies and Procedures, which apply to all Access Persons under the WBIM Code of Ethics.

Reporting Requirements and Procedures. Covered Associates are strongly encouraged to report any proposed political contributions to the IM Legal and Compliance Department (“IM Compliance”) in advance of making any such contributions. Covered Associates must report all political contributions they have made within 10 days of the contribution via the Compliance11 system or via other forms as may be permitted from time to time by IM Compliance. Access Persons will be required to certify at least annually that they have accurately reported any and all political contributions they were required to report.

Contribution Limits. No Covered Associate shall make any political contribution to any Official of a Government Entity unless the Covered Associate is entitled to vote for such Official of a Government Entity without prior approval from IM Compliance. If a Covered Associate is entitled to vote for an Official of a Government Entity, the maximum contribution to such Official of a Government Entity is limited to $250 per election unless approved in advance by IM Compliance.

“Look Back” Period for Covered Associates. No individual may become a Covered Associate if such individual has made a contribution to any Official of a Government Entity in excess of the limits described above (or, in the event the individual’s prior employer has established a higher limit, which limit is in compliance with Section 206(4)-5 under the Investment Advisers Act of 1940, or any regulation or guidance issued thereunder, in excess of such higher limit) less than two years (or, pursuant to the exception described below for non-solicitors, six months) prior to the individual becoming a Covered Associate. The “look back” period will be:

  two years for any individual who becomes a Covered Associate and solicits clients on behalf of William Blair; and
  six months for any individual who becomes a Covered Associate and does not solicit clients on behalf of William Blair.

This section will apply to any individual who becomes a covered associate, including a current employee who is transferred or promoted to a position covered by the rule. For purposes of this policy, the term “solicit”, with respect to investment advisory services, means to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, William Blair.

Coordinating or Soliciting Political Contributions. No Covered Associate shall solicit a contribution, or coordinate the solicitation of contributions to, any Official of a Government Entity. Soliciting or coordinating the solicitation of political contributions includes “bundling” of contributions from individuals not considered Covered Associates. You should consult with IM Compliance prior to engaging in activity that could constitute solicitation activities.

Use of Placement Agents. No Covered Associate shall pay any third-party placement agent, solicitor, finder or similar third party to solicit a government plan unless such third party is an SEC Registered broker-dealer or investment adviser that is subject to policies and procedures restricting political contributions. A Covered Associate should contact IM Compliance for approval prior to engaging the services of any such third party.

Use of WBIM Resources. No Covered Associate may utilize WBIM’s resources (including, but not limited to, printing supplies, email or other computer systems) or incur expenses to be paid by WBIM in connection with work performed on behalf of a candidate for public office or anyone in a position to exert influence over a candidate for public office.

Use of WBIM’s Name. WBIM’s name should not appear on any fundraising literature for a candidate for public office without the prior written approval of IM Compliance.

IV. Administration and Review.

WBIM’s CCO is responsible for administering these policies and procedures. On an annual basis and at such other times as the CCO deems appropriate, the CCO will review (or oversee the review of) these policies and procedures for (i) their adequacy and (ii) the effectiveness of their implementation. Events that might trigger off-anniversary reviews include: (i) significant compliance events; (ii) material changes in business arrangements; and (iii) relevant regulatory developments.

Adopted: December 5, 2014

Policy on Outside Business Activities

William Blair

William Blair & Company, L.L.C. and William Blair Investment Management, L.L.C. (collectively "William Blair) employees may not be employed by, or accept compensation from, any person, partnership, corporation, non-profit organization, or municipality without disclosing to the Compliance Department, in writing, prior to engaging in such activity. The employee's supervisor will approve or disapprove the outside business activity and, if approval is given, note any limitations in writing. The Compliance Department will notify the employee in writing of approval or disapproval. An employee engaged in an activity outside the normal course of his or her employment may not represent that the outside business activity is endorsed, recommended, underwritten or otherwise supported by William Blair perform or conduct any outside business activity on William Blair premises, or use the firm's offices, telephones, or stationery for charitable or civic purposes without the approval of the William Blair Executive Committee. Employees may not offer William Blair services in lieu of cash donations to charitable or civic organizations.

SEC regulators require monitoring of potential conflicts of interest. In addition, FINRA rules and William Blair policies require that all employees disclose to the firm their "outside business activities." The types of activities that must be disclosed include the following:

- Any position as a director or officer of a public or private company;
- Any financial interest in, or affiliation with, a business enterprise other than William Blair.
- Any arrangement by which compensation is received from a business enterprise other than William Blair, including consulting fees, referral fees, salary or wages for part-time employment or fees for services performed.

The following activities do not need to be disclosed:

- A position as a director or officer of a charitable organization, if no compensation is received from that entity; or
- Church-related activities for which no compensation is received.

CONFIDENTIAL
Internal Use Only

CMP_v1 (Amended: December 2014)

Policy on Electronic Communication

William Blair

I. E-mail and Internet Communications

A. No Expectation of Privacy When Using E-mail or the Internet

E-mail messages and Internet communications are subject to access and review by William Blair and may be disclosed by William Blair to others. Employees should not use the firm's Electronic Communications Systems to transmit any e-mail or Internet communications they would not want read by a third party. William Blair, through its Administration, Compliance and Information Technology Departments, monitors e-mail and Internet communications for purposes of systems administration and to ensure compliance with various industry regulations. Such monitoring may include the use of automated software to screen material created, stored, sent, or received via the firm's computer network. Internet sites visited by users are also monitored with automated software. Although William Blair does not monitor every e-mail and Internet communication, it has the technical capability to do so.

William Blair reserves the right to monitor all aspects of its Electronic Communication Systems, including but not limited to the content of e-mail and Internet communications, and may do so without the prior consent of the sender or recipient. No employee should have any expectation of privacy with respect to e-mail and Internet communications sent or received via William Blair's Electronic Communication Systems. Users expressly waive any right of privacy in anything they create, store, send or receive via William Blair's computer network or Electronic Communications Systems.

William Blair has established certain safeguards to protect the integrity of the Electronic Communication Systems and the confidentiality of William Blair information contained within the various systems. However, the limitations of electronic communication systems are such that employees should exercise great caution when using the Electronic Communication Systems to transmit confidential information.

Security issues are especially relevant in communicating with those outside William Blair through e-mail or the Internet. The Internet is not a secure system under William Blair's control or the addressee's control. Therefore, care should be taken in determining whether to transmit information or documents over the Internet and to prevent computer viruses and unlawful or offensive materials from being brought into the William Blair network from the Internet.

Employees must also be aware that they are expected not to obtain, or to attempt to obtain, any unauthorized access to e-mail sent to or received by other employees. Employees must consider all e-mail sent to, or received by, other employees to be confidential and to be read only by, or at the direction of, the intended recipient, except as otherwise authorized by William Blair.

B. Proper and Improper Use of E-mail and the Internet

Employees should recognize that information sent or received via the Electronic Communication Systems can be retained in hard copy or electronic form and may be retransmitted to others. As a result, employees should apply to e-mail and Internet communications the same standards with respect to content, quality and tone that they would apply to communications in other formats. As with communications in other media, e-mail and Internet communications may be subject to discovery in litigation involving William Blair. Adapting an old "rule of thumb" to the electronic age, any e-mail or Internet communication that an employee would be unhappy to see printed in the newspaper should probably not be sent through any Electronic Communication Systems.

William Blair Electronic Communication Systems should be utilized for business purposes and should not be used for improper personal communications. Improper uses of the Electronic Communication Systems with respect to e-mail and Internet communications include, but are not limited to, the following:

- Sending or posting a message that may reasonably be considered offensive, obscene, in bad taste or disruptive to the recipient or to other personnel, such as messages that include sexually explicit material, comments, cartoons, images or jokes; messages that include romantic or sexual propositions or love letters; messages that include profanity; messages that include ethnic or racial slurs; messages that include age or gender specific comments; or messages that would offend someone on the basis of age, sex, race, color, sexual orientation, marital status, creed, religious beliefs, ancestry, national origin, disability, or arrest or conviction record;
- Sending or posting a message that is libelous, defamatory or abusive;
- Sending or posting a message that would violate any applicable federal or state laws, any rules or regulations promulgated by the Securities and Exchange Commission, self-regulatory organizations or any William Blair policy;
- Sending an e-mail in violation of the Information Security Policy;
- Sending an unencrypted e-mail that contains a Social Security Number;
- Sending confidential information to a person e-mail account;
- Sending confidential information to a third party outside of the company except to parties with whom William Blair has a written agreement in place;
- Sending or posting copyrighted material in violation of law;
- Sending or posting messages containing confidential information, such as Social Security Number or non-public company data; and
- Sending or posting a message that is likely to result in the recipient's loss of work; sending any chain letter or forged message

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(i.e., a message that has been tampered with so that it appears to have been sent by someone else); or any other use that would knowingly interfere with the work of others or cause unnecessary congestion of the network.

While William Blair recognizes that no one can completely control messages received through its Electronic Communication Systems, it expects any employee who receives an improper message through such systems to delete the message and not retransmit it to others. Should an excessive number of personal messages or improper messages be received by an employee through the Electronic Communication Systems, William Blair expects such employee to cooperate with the firm to stop the transmission of such messages. All e-mail users are responsible for their e-mail use and will be held accountable for e-mail sent by them.

C. Retention of E-mail Messages by William Blair Personnel

William Blair is subject to record-keeping obligations under SEC and self regulatory organizations rules. These rules apply to e-mail and internet communications to the same extent as they would to paper documents. Employees may delete e-mails from Microsoft Outlook, but the Firm archives all e-mail communications during the applicable regulatory retention period of at least five (5) years. During that period, any e-mail, whether or not an employee has deleted it from Outlook, is subject to retrieval and review by the Firm, by any regulator, and pursuant to appropriate civil or criminal subpoena.

D. Regulatory Considerations

It is imperative that all employees be aware of the manner in which William Blair satisfies its regulatory responsibility to supervise business communications, whether in the traditional written format or in electronic format.

Under the rules of the Securities and Exchange Commission and self regulatory organizations, William Blair has an obligation to review correspondence with customers that involves the solicitation of securities or investment banking business. Electronic communications are included in the definition of "correspondence." The rules of supervision, originally written with traditional forms of communication in mind, continue to apply to electronic forms as well.

As such, all communications with William Blair customers, whether in written or electronic form, are subject to review of a registered principal. Department managers and members of the Compliance Department have been designated to review such communications, including letters, faxes and e-mails. All employees should be aware that, as required by applicable rules, William Blair has developed a system to supervise employees' use of e-mails transmitted through the Internet. All such transmissions, whether incoming or outgoing, are routed through filtering software and screened for appropriate content. Messages that contain problematic material may be quarantined electronically. Such messages will be reviewed by appropriate members of the Compliance Department. Quarantined messages will be released, if appropriate, or returned to the sender if inappropriate. All transmissions will be retained in accordance with industry rules.

E. Electronic Communication Only Through Firm Network

William Blair is not in a position to monitor e-mail communications originated from home computers, laptop computers not linked to its computer network or from other sources outside the office. All William Blair business e-mail communications must originate from computers or e-mail addresses on the William Blair network. Business communications using home computers, laptop computers not linked to the William Blair network or e mail addresses outside the William Blair network are prohibited. In addition, personal e-mail boxes maintained by employees may not be accessed using William Blair's computer network. The same standard applies to text messages. Text messages are considered a form of written communication. Business related text messages MUST originate from a phone number linked to the William Blair network.

Because sending or receiving business e-mail or text messages outside the William Blair network is prohibited, violation of this policy may result in disciplinary action, including a fine. Further, the Firm may request that the employee make the computer or cell phone from which out of network business communications have been made available for forensic testing, at the employee's expense.

II. Voicemail Communications

A. No Expectation of Privacy When Using Voicemail

Employees should recognize that a voicemail message, as with other electronic communications, may be retained by the recipient, retransmitted to third parties and transferred to another storage medium.

Although William Blair does not routinely monitor voicemail messages, it has the technical capability to do so. William Blair reserves the right to monitor voicemail and may do so without the prior consent of the sender or the recipient. No employee using voicemail should have any expectation of privacy with respect to voicemails sent or received via William Blair's voicemail system. Users expressly waive any right of privacy in anything they create, store, send or receive via William Blair's voicemail system.

B. Proper and Improper Uses of the Voicemail System

Voicemail should be utilized for business communications and should not be used for improper personal communications. Employees should recognize that voicemail messages will be retained in the system if the recipient of the message determines that the message should be retained. As a result, employees should apply to voicemail similar standards with respect to content, quality and tone that they would apply to communications in other formats. As with e-mail and Internet communications, voicemail may be subject to discovery in litigation involving William Blair.

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C. Retention of Voicemail Messages by William Blair Personnel

William Blair's voicemail system is designed to automatically delete any voicemail message in an employee's voicemail box after a certain period of time after the message has been listened to, even if the message has been saved by the employee. As with e mail, employees should check voicemail messages frequently and not retain unnecessary messages for extended periods of time. This is intended to lessen the possibility that a voicemail, although appropriate at the time it was sent, may at a later time be misinterpreted or taken out of context. This will also help to maintain the performance and efficiency of William Blair's voicemail system.

Notwithstanding the foregoing, employees must be aware of the record-keeping obligations of William Blair under Securities and Exchange Commission and self-regulatory organization rules. These rules may apply to voicemail messages to the same extent as they would to documents on paper. If a voicemail message is required to be retained pursuant to such rules, a hard copy of the voicemail message should be transcribed and the copy filed in the same manner as a paper document would be. The hard copy should contain sufficient identification of the date the voicemail message was sent, the name(s) of the person(s) sending the voicemail message and the name(s) of the person(s) receiving the voicemail message. Similarly, if an employee needs to retain a voicemail message for other record keeping purposes, a printed copy of the message should be made and filed appropriately.

III. Appropriate Use of all Technology Resources

Users are permitted access to William Blair's computer systems and Electronic Communications Systems to assist them in the performance of their jobs. At all times, users have the responsibility to use William Blair's technology resources in a professional, ethical and lawful manner. Use of the firm's technology resources is a privilege that may be revoked at any time.

A. The Internet

Employees should not waste computer resources or unfairly monopolize resources to the exclusion of others. Improper uses of William Blair's technology resources include, but are not limited to, the following:

- Spending excessive amounts of time on the Internet;
- Engaging in on-line "chat" groups;
- Subscribing to nonbusiness-related listservers or mailing lists;
- Sending mass mailings (messages such as jokes sent to a number of recipients) without any legitimate business purpose;
- Sending chain e-mail (messages sent to a number of people, asking each recipient to send copies with the same request to a specified number of others);
- Creating Web pages to offer personal or business information;
- Downloading Internet service provider software to send and receive correspondence outside the William Blair network;
- Listening to music or radio stations via the Internet;
- Playing games; or
- Otherwise creating unnecessary network traffic.

Because audio, video and picture files require significant storage space, such files may not be downloaded unless they are related to the business of William Blair.

The Internet can be a powerful tool for conducting business. Improper use of the Internet, however, can result in potential problems for William Blair, as follows:

- Liability. Material and messages sent to, or received from, the Internet by employees may give rise to liability on the part of the firm for defamation, harassment, and copyright infringement, invasion of privacy or discrimination.
- Increased Costs. Internet access is not without cost. Non business-related use of the Internet, such as browsing for personal reasons, messages received from nonbusiness related mailing lists, and using screen savers that are constantly updated through the Internet to display news or sports-related information consume internal computing resources and can have an adverse impact on the response time for other employees attempting to use the Internet or BlairPort for legitimate business-related activities.
- Loss of Productivity. Nonbusiness-related use of the Internet consumes time, as well as valuable computing resources.

Employees should be aware that monitoring software is available to identify how employees are using the Internet. The software examines the addresses of Websites visited, the types of files transferred (text, graphic or audio), search engines used and searches performed, Internet protocols used (FTP, HTTP, SMTP), and the e-mail addresses to which messages are sent. In addition, the software can identify employees accessing the Internet, and the date, time and duration of the access. William Blair & Company reserves the right to utilize Internet monitoring software at any time and may do so without the prior consent of employees using the Internet.

B. Installation and Copying of Software on William Blair's Network

Much of the software on William Blair's Network was purchased under licensing agreements or is protected by federal copyright law. These licenses or copyrights restrict our right to make copies of the software and, in some cases, restrict the ways in which the software can be used. Employees may not make copies of any licensed or copyrighted software from William Blair's computer systems without the prior written approval of the Information Technology Department.

The Information Technology Department must also approve the installation of any new software on employees' PCs. Software may not be downloaded from the Internet without the prior approval of the Information Technology Department.

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CONFIDENTIAL
Internal Use Only

Criminal Complaints Policy | December 2014

222 West Adams Street | Chicago, IL 60606 | williamblair.com